Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No.333-250156) and Form F-3 (No.333-257782) of UCLOUDLINK GROUP INC. of our report dated March 27, 2025 relating to the consolidated financial statements, which appears in this Form 20-F.

/s/ Audit Alliance LLP
Audit Alliance LLP
Singapore

March 27, 2025